Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REIT CLOSES ON $8 MILLION REFINANCE FOR NEW JERSEY HOTEL

Parsippany Courtyard by Marriott to get renovations

New York, NY, (August 6, 2013) – Lightstone Value Plus Real Estate Investment Trust, Inc. ("LVPR"), a public, non-traded REIT, announced today its closing on an $8 million loan with M&T Bank on the Courtyard by Marriott hotel located in Parsippany, NJ. The loan has a five-year term.

"We have a long standing relationship with M&T and we are very pleased to close this financing transaction with them," said David Lichtenstein, Chairman and CEO of Lightstone. LVPR is a non-traded REITs sponsored by The Lightstone Group. "This transaction is a reflection of the continued confidence M&T has in Lightstone and our ability to successfully enhance the value hotel assets."

LVPR will be using the funds for renovations to the 151-key hotel, which was acquired by LVPR in October 2011. Work will include renovations to all guestrooms and bathrooms, including the installation of new carpeting, soft goods, case goods, and lighting. In addition, there will be improvements to all public areas, installation of the Courtyard Refreshing Business concept (Bistro), expansion of the fitness center, and upgrades to meeting rooms and the hotel’s terrace. Work is expected to begin in October and take approximately four months to complete.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

About The Lightstone Group

The Lightstone Group, founded in 1988, is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone's portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States.

Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling over 8 million square feet.

Lightstone is one of the most active residential developers in New York City with more than 1,600 rental units currently under development in Manhattan, Brooklyn and Queens.

For more information, visit www.lightstonegroup.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR's current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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